Exhibit 99.1

Gaming and Leisure Properties Announces Completion of

Previously Announced Transactions

Company Enters into Single Asset Triple Net Lease with Affiliates of The Cordish Companies for Live! Casino & Hotel Maryland

Completes Sale of Operations of Hollywood Casino

Baton Rouge to Casino Queen Holding Company

WYOMISSING, Pa., December 29, 2021 — Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (the “Company”), today announced the completion of its previously announced transaction to acquire the land and real estate assets of Live! Casino & Hotel Maryland (“Live! Maryland”) from The Cordish Companies (“Cordish”) for total consideration of $1.14 billion. The transaction includes not only the land and real estate assets of Live! Maryland, but also a partnership on future Cordish casino developments, as well as potential financing partnerships between GLPI and Cordish in other areas of Cordish’s portfolio of real estate and operating businesses. The Company funded the transaction by assuming approximately $363 million in debt, which the Company intends to repay by the end of 2021, and issuing approximately $200 million of operating partnership units (4.35 million total units), with the balance paid out of cash on hand, which was in part generated by its recent issuance of senior unsecured notes and common stock.

Simultaneous with the closing of the transaction, the Company entered into a single asset triple net lease with Cordish, pursuant to which Cordish will continue its uninterrupted ownership, control and management of the operations of Live! Maryland. The lease has an initial annual cash rent of $75.0 million and an initial term of 39 years with a maximum term of 60 years, inclusive of tenant renewal options, as well as a fixed annual lease escalation of 1.75% beginning in the lease’s third year.

The Company also completed on December 17, 2021, the previously announced sale of the operations of Hollywood Casino Baton Rouge to Casino Queen Holding Company (“Casino Queen”) for total cash consideration of $28.2 million. Simultaneous with the closing of the transaction, the Company and Casino Queen entered into an amended and restated master lease that includes both Hollywood Casino Baton Rouge and the DraftKings at Casino Queen property for combined annual cash rent of approximately $21.4 million. The master lease has an initial term of 15 years with four 5-year extensions.

Peter Carlino, Chairman and CEO of GLPI commented, “We are delighted to add Live! Maryland to our portfolio, further diversify our roster of leading operators, and gain additional access to the rapidly growing Baltimore-Washington corridor via a truly world-class property. The Cordish Companies is world renowned for creating large-scale experiential real estate projects, casinos, hospitality and entertainment districts and we believe their Live! brand and their Live! Maryland together exemplify their track record of development and operating success. Further, our new lease with Cordish has strong rent coverage and is part of an accretive overall transaction that positions our Company to continue to build value for shareholders through via our industry leading, high quality tenant roster. We are excited to welcome Live! Maryland to the GLPI family and we look forward to working with their team to ensure the long-term success of the property.”

Live! Maryland is situated on approximately 36.4 acres adjacent to the Arundel Mills Mall in the Baltimore, Maryland/Washington D.C. corridor. The property features roughly 4,000 slot machines and electronic table games, approximately 200 live table games including a poker room with 52 tables, a sportsbook, parking for over 7,000 vehicles in a six-story parking garage and adjacent surface lots, 310 hotel rooms, a state-of-the-art live entertainment venue, and restaurants such as Bobby’s Burger Palace, The Cheesecake Factory and The Prime Rib.

The Company remains on track to complete its previously announced acquisition of the real property assets of Live! Casino & Hotel Philadelphia and Live! Casino Pittsburgh in early 2022, subject to receipt of required regulatory approvals and other customary closing conditions.

About Gaming and Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our ability to receive the necessary approvals and satisfy conditions precedent necessary to close the acquisition of the real property assets of Live! Casino & Hotel Philadelphia and Live! Casino Pittsburgh and our ability to satisfy the debt assumed in connection with the transactions. Forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the effect of pandemics, such as the novel coronavirus (COVID-19), on GLPI as a result of the impact of such pandemics on the business operations of GLPI’s tenants and their continued ability to pay rent in a timely manner or at all; GLPI’s ability to satisfy the debt assumed in connection with the acquisition of Live! Maryland by December 31, 2021; GLPI’s ability to successfully consummate the announced transactions for the real property assets of Live! Casino & Hotel Philadelphia and Live! Casino Pittsburgh, including the ability of the parties to satisfy the various conditions to closing, including receipt of all required regulatory approvals, or other delays or impediments to completing the proposed transactions; GLPI’s ability to maintain its status as a REIT; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2020, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur as presented or at all.

Contact:

Gaming and Leisure Properties, Inc.	Investor Relations
Matthew Demchyk, Chief Investment Officer	Joseph Jaffoni, Richard Land, James Leahy at JCIR
610/401-2900	212/835-8500
investorinquiries@glpropinc.com	glpi@jcir.com

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